HLG: 225277.05
Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), is effective as of November 2, 2011 (the “Effective Date”) by and between TRANZYME, INC., a Delaware corporation (the “Company”), and DAVID S. MOORE (the “Executive”), an individual residing in Cary, North Carolina.

W I T N E S S E T H:

WHEREAS, the Company employs the Executive as its Vice President, Commercial Operations, and wishes to provide certain benefits to the Executive in the event of the Executive's involuntary termination of employment following a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the continued employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Paragraph 2 hereof, the receipt and sufficiency of which are hereby acknowl-edged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Conditions to Payment of Benefits.    Benefits shall be payable to the Executive under this Agreement if the Executive's employment is terminated: (i) by the Company for any reason other than for Cause (other than by reason of his death or permanent disability), or (ii) by the Executive for Good Reason, in either case, in immediate anticipation of, concurrently with, or within twelve months following a Change of Control.

(a)    For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(1)    If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
(2)    Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company. For purposes of clarity, any change in the majority ownership of the Company that results solely from an equity financing event (i.e., an event pursuant to which existing stockholders are not transferring or selling existing shares), shall in no event constitute a Change of Control hereunder.

(b)    Whether a termination is “for Cause” shall be determined by the Board of Directors of the Company by a majority vote without the participation of the Executive in such vote and shall mean:
(1)    The Executive's continued or repeated failure to perform in any material respect the duties assigned to the Executive which is not corrected by the Executive within thirty (30) days after written notice of such breach is provided to the Executive by the Company's Board of Directors and Executive is granted an opportunity to review such notice in person or telephonically with the Company's Board of Directors;
(2)    Embezzlement or theft of money or material property by the Executive from the Company;
(3)    The Executive's conviction of a felony or serious misdemeanor or other crime involving moral turpitude during the term of Executive's employment with the Company;
(4)    Material dishonesty by the Executive which is materially detrimental to the interest and well-being of the Company; or
(5)    Gross negligence, recklessness or willful misconduct of the Executive directly related to the performance of the Executive's duties hereunder that causes, or could reasonably be expected to cause, material harm to the Company.
(c)    For purposes of this Agreement, “Good Reason” shall mean the existence, concurrently with or following a Change of Control, without the consent of the Executive, of any of the following events: (1) the Executive's duties and responsibilities or salary are substantially reduced or diminished; (2) the Company materially breaches its obligations under this Agreement; or (3) the Executive's place of employment is relocated by more than 50 miles. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, (A) the Executive must provide the Company with written notice of the existence of the event with reasonable specificity within 90 days of the initial existence of the event, (B) the Company shall not have fully cured the existence of such event within 30 days following receipt of such written notice, and (C) the Executive must terminate his employment with the Company for such “Good Reason” no later than the tenth business day immediately following the expiration of the applicable cure period without the Company curing.

2.    Obligations of the Company upon Termination.    Upon the termination of the Executive's employment under the circumstances enumerated in Paragraph 1 of this Agreement, and provided that the Executive executes and does not revoke a release and settlement agreement, in the form acceptable to the Company, no later than 60 days after the date of termination, the Company shall pay the Executive:

(a)    an amount equal to six months' of his then-current monthly base salary (less all applicable deductions for withholding taxes and the like) payable in a single lump sum;

(b)    an amount equal to: (i) the percentage of his annual base salary the Executive received as a bonus payment for the calendar year immediately preceding the year of termination, multiplied by (ii) the base salary the Executive received in the year of termination (excluding payments made pursuant to Paragraph 2(a) hereof), such amount to be paid in a single lump sum; and

(c)    an amount equal to the cost of the premium for continued health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive's termination for six months from the date of termination, provided however, the Executive must properly elect and maintain continued health insurance coverage. Such payments shall be made directly to the Company's health insurance provider at the times provided for pursuant to the Company's health insurance plan. If the Executive was not participating in the Company's group health insurance plan at the time of his termination of employment, the Company shall pay the Executive an amount equal to the monthly payment the Executive is making to obtain individual health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive's termination, such amount to be paid no later than the last business day of each month commencing the month immediately following the month in which the Executive's employment terminated and continuing for five months thereafter (i.e., a total of six monthly payments). The Executive shall be required to provide satisfactory proof of his payment of such premiums in accordance with the Company's normal expense reimbursement policy.

    If all conditions necessary to establish the Executive's entitlement to the payments specified in this Paragraph 2 have been satisfied, such payments shall be paid in full within five business days after the effectiveness of the release described above, and in any event no later than March 15 of the calendar year following the calendar year in which the Executive's employment terminated.
3.    No Deferral and No Acceleration. Deferral or acceleration of any payment contemplated by this Agreement which is subject to Section 409A of the Code is strictly prohibited unless specifically permitted by Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.
4.    Separate Payments. To the fullest extent permitted by law, each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.
5.    Section 280G.
(a)    Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise (collectively “Payments”) would constitute an “excess parachute payment” to the Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“280G Tax”), and if and only if the Executive would be in a better after-tax position by reducing the Payments, the amounts payable hereunder shall be reduced to the extent necessary to eliminate any Payments or portion of the Payments from being non-deductible under Section 280G(b)(1) of the Code and thereby not subject to the excise tax imposed by Section 4999 of the Code. In such case, the Payments shall be reduced so that the total aggregate value of the Payments do not exceed 2.99 times the total value of the Executive's average annualized compensation for the preceding five years.
(b)    The Company agrees that it will use commercially reasonable efforts to obtain the approval, in the manner and by such number of stockholders of the Company, as is required under the terms of Section 270G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G inapplicable to any and all benefits provided to the Executive pursuant to this Agreement as well as pursuant to any other compensation agreements between the Company and the Executive.

(c)    Any determinations to be made under this Paragraph 6 shall be made by the Company's independent public accountants (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to the Executive, and shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph shall be borne solely by the Company.
6.    Legal Fees.    The Company agrees that it will pay the reasonable legal fees and expenses incurred by the Executive in the negotiation of this Agreement. Such payments will be made directly to the law firm providing legal services to the Executive, upon presentation of such law firm's bill for services rendered.

7. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President or Chief Executive Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at Post Office Box 13097, Research Triangle Park, NC 27709 and to the Executive at 6840 Piershill Lane, Cary, NC 27519.

8.    Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives.

9.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to the same.

10.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

11.    Amendment and Waiver. No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

12.    No Assignment and Non-Transferability. Neither this Agreement nor any interest herein may be assigned by the Executive without the consent of the Company. To the extent this Agreement contains payments which are subject to Section 409A, the Executive's rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

13.    Governing Law. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents.

14.    Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Wake County, North Carolina. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

15.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

16.    Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

TRANZYME, INC.

By:/s/ Richard I. Eisenstadt
Printed Name: Richard I. Eisenstadt
Title: VP, Finance and Chief Financial Officer

EXECUTIVE:

By:/s/ David S. Moore
David S. Moore